Exhibit 99.1

News release

For Media	For Investors

Aaron Bedy	Denise Stone
Global Communications	Investor Relations
404-538-5289	973-214-9953
aaron.bedy@bearingpoint.com	denise.stone@bearingpoint.com
For immediate release
BearingPoint Reports Second-Quarter Financial Results
Company Reports First Quarterly Net Income in Three Years; Increased Revenue; Second Consecutive Quarter of Operating Profit; Improvements in SG&A Expense; Company Exploring Strategic Alternatives to Reduce Outstanding Indebtedness
McLean, Va. – Aug. 11, 2008 – BearingPoint (NYSE: BE), one of the world’s largest management and technology consulting firms, today announced its second-quarter financial results for the period ending June 30, 2008.
Ed Harbach, BearingPoint’s chief executive officer, said, “I am pleased to announce that BearingPoint has returned to GAAP profitability during the second quarter by posting its first quarterly net income in more than three years. We also posted an operating profit for the second consecutive quarter and improved our net revenue. In addition, we reduced our year-to-date SG&A costs by 19 percent versus 2007, and feel good about our plans to hit our targets for SG&A in 2008 and further reduce SG&A in 2009.
“Our results reflect that, in spite of a difficult economy, we are able to successfully execute on our strategy as we streamline our business and tighten our focus in targeted areas where we have true industry leadership,” Harbach continued.
“The BearingPoint team continues to work tirelessly to serve our clients, improve our outstanding customer satisfaction record and strategically execute every day. We still have a lot of work to do, but we continue to move closer to our goal of profitability—one step at a time. This quarter was a clear step forward in that journey,” Harbach concluded.
Second-Quarter 2008 Financial Results
•	Gross revenue was $886.7 million in the second quarter compared to $875.3 million in the second quarter of 2007, an increase of 1.3 percent.

•	Net revenue (gross revenue less other direct contract expenses) was $694.0 million in the second quarter compared to $685.8 million in the second quarter of 2007, an increase of 1.2 percent.

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•	Gross profit was $209.5 million in the second quarter compared to $142.5 million in the second quarter of 2007, resulting in a gross margin (gross profit as a percentage of revenue) of 23.6 percent in the second quarter, compared to 16.3 percent in the second quarter of 2007. This increase was largely due to a $56.6 million reduction in professional compensation expense and an $11.4 million increase in revenue. The professional compensation reductions were driven primarily by the reversal of accruals associated with our global tax equalization expenses and reduction in stock compensation expense.

•	Selling, general and administrative (SG&A) expense was $140.9 million in the second quarter, a $33.9 million and 19.4 percent decrease from $174.7 million in the second quarter of 2007. This improvement was primarily due to lower labor costs and other costs related to the closing of the Company’s financial statements.

•	Operating income increased by $100.8 million to $68.6 million in the second quarter compared to an operating loss of $32.2 million in the second quarter of 2007, marking the second consecutive quarter of operating profit.

•	Net income in the second quarter was $18.5 million compared to a loss of $64.0 million in the second quarter of 2007. Income per share basic and diluted was $0.08 in the second quarter compared to a loss of $0.30 in the second quarter of 2007. Our second quarter tax provision includes an $18.9 million foreign corporate restructuring charge, related to a reorganization of our European operations.

•	Cash balance was $350.9 million on June 30, 2008, compared to $352.9 million on June 30, 2007.

•	In the second quarter of 2008, BearingPoint won business with the following customers: Crestron, the Travel Channel, Southern Company, Manitoba Insurance, Northern Trust, Maryland Dept. of Education, the New York City Housing Authority, the Navy Recruiting Command, the Army Contract Agency Contracting Center of Excellence, the Dai Nippon Toryo Co., Nikon, Bendigo and Adelaide Bank, and OAO TNK-BP Management.
Second - Quarter 2008 Metrics
•	Bookings were $675.3 million compared to $746.8 million in the second quarter of 2007, a decrease of 9.6 percent year-over-year.

•	DSO was 87 days at June 30, 2008, compared to 95 days at June 30, 2007.

•	Utilization was 79.4 percent compared to 76.3 percent for the second quarter of 2007, an increase of 310 basis points.

•	Billable headcount was approximately 13,400 compared to approximately 14,800 for the second quarter of 2007, representing a decrease of 9.5 percent.

•	Voluntary attrition was 26.1 percent compared to 26.4 percent for the second quarter of 2007.
Harbach added, “Improving DSO’s is one of the highest priority issues for the company and in the second quarter we continued to achieve meaningful progress versus both the prior year and historical patterns. We must continue to accelerate collections and run the business effectively in order to improve our overall cash position.”

2008 Business Outlook News Release Page 3
BearingPoint revised its estimates for 2008 indicating that its results for the year would likely include:
•	U.S. dollar revenues flat year-over-year

•	SG&A of $580 million to $585 million

•	Net loss of approximately $30 million to $70 million

•	Year-end cash and cash equivalents in the range of $425 million to $475 million

•	Free-cash flow of approximately negative $10 million to negative $60 million
Segment and Region Results
Harbach continued, “Our Public Services business, which represents 43 percent of BearingPoint’s revenue, posted good results for the quarter with a solid increase in revenues and a significant increase in gross profit. Our European practice continued to grow with strong performance in Germany and France.
“Our Financial Services and Commercial Services segments are still very much in transition. But having devoted significant efforts to streamlining and stabilizing our business model, we are now turning to aggressively rebalancing the weighting of our portfolio and market offerings to provide the greatest opportunity for a return to growth in these businesses.”

	Three Months Ended June 30
	(in thousands)
	2008		2007
		Operating		Operating
	Revenue	Income (Loss)	Revenue	Income (Loss)
Public Services	$381,177	$94,567	$359,494	$67,782
Commercial Services	106,423	19,510	133,973	19,187
Financial Services	46,869	11,153	70,761	6,536
EMEA	236,780	48,451	196,988	32,691
Asia Pacific	86,679	15,833	89,925	19,761
Latin America	28,860	4,066	23,281	(1,021)
Corporate/Other	(64)	(124,969)	924	(177,112)

Total	$886,724	$68,611	$875,346	$(32,176)

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Strategic Alternatives
In early 2008, BearingPoint hired Greenhill & Co., LLC to explore strategic alternatives in order to reduce or restructure the Company’s outstanding indebtedness, including a merger or sale of the Company as a whole, a sale of all or substantially all of the assets of the Company or the sale by the Company of any of its six principal business units. The Company is currently engaged in discussions and due diligence continues. The Company hopes that these discussions can be completed in the near future, and protecting the interests of our clients, shareholders, creditors and employees will be at the heart of our analysis and decisions. At present, the Company can give no assurance that a sale of all or a portion of the Company’s business can be completed in the near term at or near current market prices or at all.
Conference Call
BearingPoint will host a teleconference call and an audio cast beginning at 5 p.m. E.T. on Monday, Aug. 11. To listen via telephone, please dial 1 (800) 299-9630 [+1 (617) 786-2904 outside the United States, Puerto Rico and Canada] approximately 15 minutes before the scheduled start of the call. The audio cast will be available on the Investor Relations section of the BearingPoint Web site at www.bearingpoint.com.
A replay of the conference call will be available online at www.bearingpoint.com approximately two hours after the end of the call and via telephone by dialing +1 (888) 286-8010 [+1 (617) 801-6888 outside the United States, Puerto Rico and Canada] and entering conference code 16824978 from 7 p.m. E.T. on Aug. 11 through 11:59 p.m. E.T. on Aug. 25.
About BearingPoint, Inc.
BearingPoint, Inc. (NYSE: BE) is one of the world’s largest providers of management and technology consulting services to Global 2000 companies and government organizations in more than 60 countries worldwide. Based in McLean, Va., the firm has approximately 16,000 employees focusing on the Public Services, Commercial Services and Financial Services industries. BearingPoint professionals have built a reputation for knowing what it takes to help clients achieve their goals, and working closely with them to get the job done. Our service offerings are designed to help our clients generate revenue, increase cost-effectiveness, manage regulatory compliance, integrate information and transition to “next-generation” technology. For more information, visit the Company’s Web site at www.BearingPoint.com.
Forward-Looking Statements
Some of the statements in this release constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements relate to our operations that are based on our current expectations, estimates and projections. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “potential,” “continue,” “expects,” “intends,” “plans,” “believes,” “estimates,” “goals,” “in the Company’s view” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are only predictions and, as such, are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events or our future financial performance that may not prove to be accurate. These statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. The reasons for these differences include changes that occur in our continually changing business environment, and certain additional factors, including risks relating to the Company’s ability to: sign new business and recruit and retain employees; timely and properly implement its new North American financial reporting system; meet changes in client demands for our services; maintain billing and utilization rates and control costs; significantly reduce selling, general and administrative expenses; compete effectively in the markets in which we operate; minimize cost overruns relating to

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its services; meet expected cash needs over time, including to meet its obligations beginning in early 2009 under its 2007 Credit Facility and April 2005 Convertible Debentures;  manage legal liabilities and damage to our professional reputation from claims made against our work; obtain new surety bonds, letters of credit or bank guarantees in support of client engagements; file timely SEC periodic reports; and avoid potential delisting from the New York Stock Exchange, as well as the other risk factors included in Item 1A, “Risk Factors” to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and in its quarterly reports on Form 10-Q for its 2008 quarterly periods, as filed with the U.S. Securities and Exchange Commission and available at http://www.sec.gov. Please refer to these filings for additional information regarding these risks.
Financial and Operational Notes
We believe that information regarding our new contract bookings provides useful trend information regarding how the volume of our new business changes over time. Comparing the amount of new contract bookings and revenue provides us with an additional measure of the short-term sustainability of revenue growth. Information regarding our new bookings should not be compared to, or substituted for, an analysis of our revenue over time. There are no third-party standards or requirements governing the calculation of bookings. New contract bookings are recorded using then existing currency exchange rates and are not subsequently adjusted for currency fluctuations. These amounts represent our estimate at contract signing of the net revenue expected over the term of that contract and involve estimates and judgments regarding new contracts as well as renewals, extensions and additions to existing contracts. Subsequent cancellations, extensions and other matters may affect the amount of bookings previously reported; however, we do not revise previously reported bookings. Bookings do not include potential revenue that could be earned from a client relationship as a result of future expansion of service offerings to that client, nor does it reflect option years under contracts that are subject to client discretion. We do not record unfunded U.S. Federal contracts as new contract bookings while appropriation approvals remain pending as there can be no assurances that these approvals will be forthcoming in the near future, if at all. Consequently, there can be significant differences between the time of contract signing and new contract booking recognition. Our level of bookings provides an indication of how our business is performing: a positive variance between bookings and revenue is indicative of business momentum, a negative variance is indicative of a business downturn. (Sometimes we refer to the ratio of new bookings for a period to the difference of revenues less other direct costs and expenses for the same period as our “book to bill” ratio.) Nonetheless, we do not characterize our bookings, or our engagement contracts associated with new bookings, as backlog because our engagements generally can be cancelled or terminated on short notice or without notice.
We believe that it is useful to monitor net revenue because it represents the actual amount paid by our clients for the services we provide, as opposed to services provided by others and ancillary costs and expenses. Net revenue is a non-GAAP financial measure. The most directly comparable financial measure in accordance with GAAP is revenue. Net revenue is derived by reducing the components of revenue that consist of other direct contract expenses, which are costs that are directly attributable to client engagements. These costs include items such as computer hardware and software, travel expenses for professional personnel and costs associated with subcontractors. Gross revenue for Q2 2008 is $886.7 million. Other direct contract expenses are $192.8 million. When other direct contact expenses are subtracted from gross revenue, the result is $694.0 million, which is net revenue.
Gross margin is a meaningful tool for monitoring our ability to control our costs of service. Analysis of the various cost elements, including professional compensation expense, effects of foreign exchange rate changes and the use of subcontractors, as a percentage of revenue over time can provide additional information as to the key challenges we are facing in our business. The cost of subcontractors is generally more expensive than the cost of our own workforce and can negatively impact our gross profit. While the use of subcontractors can help us to win larger, more complex deals, and also may be mandated by our clients, we focus on limiting the use of subcontractors whenever possible in order to minimize our costs. We also utilize certain adjusted gross margin metrics in connection with the vesting and settlement of certain employee incentive awards.
Utilization represents the percentage of time our consultants are performing work, and is defined as total hours charged to client engagements or to non-chargeable client-relationship projects divided by total available hours for any specific time period, net of holiday and paid vacation hours.
We believe that free cash flow is a useful measure because it allows better understanding and assessment of our ability to meet debt service requirements and the amount of recurring cash generated from operations after expenditures for fixed assets. Free cash flow does not represent our residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. We use free cash flow as a measure of recurring operating cash flow. Free cash flow is a non-GAAP financial measure. The most directly comparable financial measure calculated in accordance with GAAP is net cash provided by operating activities. Free cash flow is calculated by subtracting purchases of property and equipment from cash provided by operating activities.

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We believe that cash balance is a useful measure because it allows us to track our total cash, i.e., cash and cash equivalents and restricted cash. Cash balance is a non-GAAP financial measure as it represents the net presentation of cash and cash equivalents and restricted cash. The most directly comparable financial measure is cash and cash equivalents. At June 30, 2008, cash and cash equivalents was $347.1 million and restricted cash was $3.7 million. When restricted cash is added with cash and cash equivalents, the result is $350.9, which is our cash balance.

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BEARINGPOINT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenue	$886,724	$875,346	$1,716,744	$1,741,598

Costs of service:
Professional compensation	414,733	471,299	868,430	945,908
Other direct contract expenses	192,773	189,572	351,050	385,449
Lease and facilities restructuring (credits) charges	(1,627)	1,329	(7,679)	(3,558)
Other costs of service	71,384	70,615	142,743	139,208

Total costs of service	677,263	732,815	1,354,544	1,467,007

Gross profit	209,461	142,531	362,200	274,591
Selling, general and administrative expenses	140,850	174,707	283,599	351,951

Operating income (loss)	68,611	(32,176)	78,601	(77,360)
Interest income	1,970	2,636	4,483	4,388
Interest expense	(15,886)	(15,797)	(31,955)	(26,666)
Other income (expense), net	5,458	(465)	3,127	(370)

Income (loss) before taxes	60,153	(45,802)	54,256	(100,008)
Income tax expense	41,693	18,225	58,985	25,725

Net income (loss)	$18,460	$(64,027)	$(4,729)	$(125,733)

Income (loss) per share – basic and diluted:	$0.08	$(0.30)	$(0.02)	$(0.59)

Weighted average shares — basic	222,425,491	214,653,553	222,337,006	214,601,330

Weighted average shares — diluted	224,181,820	214,653,553	222,337,006	214,601,330

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BEARINGPOINT, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	June 30,	December 31,
	2008	2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$347,146	$466,815
Restricted cash	3,744	1,703
Accounts receivable, net of allowances of $4,614 at June 30, 2008 and $5,980 at December 31, 2007	356,670	356,178
Unbilled revenue	357,721	319,132
Income tax receivable	7,503	8,869
Deferred income taxes	12,483	11,521
Prepaid expenses	54,608	36,500
Other current assets	39,386	38,122

Total current assets	1,179,261	1,238,840
Property and equipment, net	109,910	113,771
Goodwill	530,450	494,656
Deferred income taxes, less current portion	17,065	25,179
Other assets	118,897	108,958

Total assets	$1,955,583	$1,981,404

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of notes payable	$205,480	$3,700
Accounts payable	188,937	215,999
Accrued payroll and employee benefits	356,154	368,208
Deferred revenue	82,748	115,961
Income tax payable	43,491	58,304
Current portion of accrued lease and facilities charges	15,681	17,618
Deferred income taxes	13,991	15,022
Accrued legal settlements	16,117	8,716
Other current liabilities	95,341	108,364

Total current liabilities	1,017,940	911,892
Notes payable, less current portion	772,591	970,943
Accrued employee benefits	131,312	118,235
Accrued lease and facilities charges, less current portion	31,797	48,066
Deferred income taxes, less current portion	9,659	9,581
Income tax reserve	271,781	242,308
Other liabilities	143,867	149,668

Total liabilities	2,378,947	2,450,693

Commitments and contingencies (note 9)
Stockholders’ deficit:
Preferred stock, $.01 par value 10,000,000 shares authorized	—	—
Common stock, $.01 par value 1,000,000,000 shares authorized, 222,731,774 shares issued and 217,925,100 shares outstanding on June 30, 2008 and 219,890,126 shares issued and 215,156,077 shares outstanding on December 31, 2007	2,215	2,186

Additional paid-in capital	1,459,405	1,438,369
Accumulated deficit	(2,185,307)	(2,180,578)

Accumulated other comprehensive income	338,573	308,857
Treasury stock, at cost (4,806,674 shares on June 30, 2008 and 4,734,049 shares on December 31, 2007)	(38,250)	(38,123)

Total stockholders’ deficit	(423,364)	(469,289)

Total liabilities and stockholders’ deficit	$1,955,583	$1,981,404

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BEARINGPOINT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended
	June 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(4,729)	$(125,733)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for deferred income taxes	6,431	9,023
(Benefit) provision for doubtful accounts	(859)	1,648

Stock-based compensation	21,065	47,100
Depreciation and amortization of property and equipment	24,790	33,300
Lease and facilities restructuring credits	(7,679)	(3,558)
Loss on disposal and impairment of assets	1,563	118
Amortization of debt issuance costs and debt accretion	6,110	8,112
Reversal of global tax equalization accruals	(22,899)	—
Other	(3,446)	(2,771)
Changes in assets and liabilities:
Accounts receivable	12,065	(18,545)
Unbilled revenue	(35,442)	(79,501)
Income tax receivable, prepaid expenses and other current assets	(15,742)	6,851
Other assets	(11,993)	(15,351)
Accounts payable	(30,129)	(102,287)
Income tax payable, accrued legal settlements and other current liabilities	(34,315)	(65,332)
Accrued payroll and employee benefits	(273)	10,529
Deferred revenue	(35,368)	(10,685)
Income tax reserve and other liabilities	18,866	8,647

Net cash used in operating activities	(111,984)	(298,435)

Cash flows from investing activities:
Purchases of property and equipment	(20,820)	(22,590)
Increase in restricted cash	(2,041)	(943)

Net cash used in investing activities	(22,861)	(23,533)

Cash flows from financing activities:
Proceeds from issuance of common stock	1	—
Treasury stock through net share delivery	(92)	—
Net proceeds from issuance of notes payable	2,141	281,199
Repayments of notes payable	(2,064)	(1,110)
Increase in book overdrafts	4,150	—

Net cash provided by financing activities	4,136	280,089

Effect of exchange rate changes on cash and cash equivalents	11,040	1,126

Net decrease in cash and cash equivalents	(119,669)	(40,753)
Cash and cash equivalents — beginning of period	466,815	389,571

Cash and cash equivalents — end of period	$347,146	$348,818